Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors Visa Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-150426 and No. 333-157191) on Form S-8 and (No. 333-159001) on Form S-3 of Visa Inc. (the Company) of our report dated November 19, 2009, with respect to the consolidated balance sheets of Visa Inc. and subsidiaries as of September 30, 2009 and 2008, and the related consolidated statements of operations, changes in stockholders’ equity, comprehensive income, and cash flows for each of the years in the two-year period ended September 30, 2009, and the consolidated statements of operations, changes in stockholders’ equity, comprehensive income, and cash flows of Visa U.S.A. Inc. and subsidiaries for the year ended September 30, 2007, and the effectiveness of internal control over financial reporting of Visa Inc. as of September 30, 2009, which report appears in the September 30, 2009 annual report on Form 10-K of the Company. Our report on the aforementioned consolidated financial statements notes that Visa U.S.A. Inc. is the accounting acquirer in the reorganization.

/s/ KPMG LLP

San Francisco, California

November 19, 2009